EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Incentive and Nonqualified Stock Option Plan, 1992 Stock Option Plan and 1998 Employee Stock Option Purchase Plan of Implant Sciences of our report dated September 7, 2001 (except for the fifth paragraph of Note 8, as to which the date is October 12, 2001), with respect to the financial statements of Implant Sciences Corporation included in the Annual Report (Form 10-KSB) for the year ended June 30, 2001, as amended, included in this Form 10-KSB/A No.3.


                                        /s/ ERNST & YOUNG LLP




Boston, Massachusetts
April 29, 2002


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